EXHIBIT 10.1

AGREEMENT

Agreement (“Agreement”), dated May 14, 2008 among, Arch Capital Group Ltd., a Bermuda company (“Parent”), Arch Insurance Group Inc., a Delaware corporation (“Arch Insurance”), and Ralph E. Jones III (the “Executive”).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties have agreed as follows:

Employment Agreement

1.                  Arch Insurance and the Executive hereby confirm the following:  (a) the employment relationship between the Executive and Arch Insurance will terminate on July 1, 2008 (the “Termination Date”); and (b) for purposes of the Employment Agreement, dated June 4, 2003 (the “Employment Agreement”), between Arch Insurance and the Executive, such termination of employment shall be deemed to be pursuant to, and in compliance with, written notice by the Executive pursuant to Section 5.01 of the Employment Agreement of his intention not to extend the Employment Period (as defined in the Employment Agreement) beyond the original five-year term.  Effective on the Termination Date, the Executive hereby resigns all director, officer and employee positions with Parent, Arch Insurance and their respective subsidiaries.

Restricted Share Unit Agreements

2.                  Effective on the Termination Date, Section 2(b)(ii) of the Restricted Share Unit Agreements, between Parent and the Executive, dated as of February 23, 2006 and May 11, 2007 (collectively, the “Unit Agreements”), shall each be hereby amended and restated as follows (capitalized terms used below have the meanings set forth in the Unit Agreements):

“In the event of termination of employment (other than by the Company for Cause, as such term is defined in the Incentive Compensation Plan) on July 1, 2008 as contemplated by the Agreement, dated May 14, 2008, among the Employee, the Company and Arch Insurance Group Inc. (such a termination shall be deemed a termination after attaining “Retirement Age” for purposes hereof), the Restricted Share Units shall continue to vest on the schedule set forth in paragraph 2(a) above so long as the Employee does not engage in any activity in competition with any activity of the Company or any of its Subsidiaries other than serving on the board of directors (or similar governing body) of another company or as a consultant for no more than 26 weeks per calendar year (“Competitive Activity”).  In the event the

Employee engages in a Competitive Activity, any unvested Restricted Share Units shall be forfeited by the Employee and become the property of the Company.”

Stock Option Agreements

3.                   Effective on the Termination Date, (a) the following shall be added at the end of paragraph (j) of the Option Agreement, dated as of July 1, 2003, between Parent and the Executive, and (b) the second and third sentences of paragraph (j) of the Option Agreement, dated as of September 22, 2004, between Parent and the Executive, and paragraph (j)2 of the Option Agreement, dated as of February 23, 2006, between Parent and the Executive (collectively, the “Option Agreements”), shall be hereby amended and restated as follows (capitalized terms used below have the meanings set forth in such Option Agreements):

“Notwithstanding anything to the contrary herein, in the event of termination of employment (other than by the Company for Cause, as such term is defined in the Company’s Incentive Compensation Plan) on July 1, 2008 as contemplated by the Agreement, dated May 14, 2008, among the Option Holder, the Company and Arch Insurance Group Inc., the Option shall continue to become exercisable on the schedule set forth in paragraph (f) above so long as the Option Holder does not engage in any activity in competition with any activity of the Company or any of its Subsidiaries other than serving on the board of directors (or similar governing body) of another company or as a consultant for no more than 26 weeks per calendar year (“Competitive Activity”) and shall continue to be exercisable by the Option Holder (or his Beneficiary or estate in the event of his death) for a period ending July 1, 2011 (but not beyond the Option Period).  In the event the Option Holder engages in a Competitive Activity, the Option, to the extent then exercisable, may be exercised for 30 days following the date on which the Option Holder engages in such Competitive Activity (but not beyond the Option Period).”

Share Appreciation Rights Agreement

4.                   Effective on the Termination Date, paragraph (j)2 of the Share Appreciation Rights Agreement, between Parent and the Executive, dated as of May 11, 2007 (the “SAR Agreement” and, together with the Unit Agreements and the Option Agreements, the “Award Agreements”), shall be hereby amended and restated as follows (capitalized terms used below have the meanings set forth in the SAR Agreement):

“In the event of termination of employment (other than by the Company for Cause, as such term is defined in the Company’s Incentive Compensation Plan on the date hereof) on July 1, 2008 as contemplated by the Agreement, dated May 14, 2008, among the SAR Holder, the Company and Arch Insurance Group Inc., the SAR shall continue to become exercisable on the schedule set forth in paragraph (f) above so long as the SAR Holder does not engage in any activity in competition with any activity of the Company or any of its Subsidiaries other than serving on the board of directors (or similar governing body) of another company or as a consultant for no more than 26 weeks per calendar year (“Competitive Activity”) and shall continue to be exercisable by the SAR Holder (or his Beneficiary or estate in the event of his death) for a period ending July 1, 2011 (but not beyond the SAR

Period).  In the event the SAR Holder engages in a Competitive Activity, (A) the SAR, to the extent then exercisable, may be exercised for 30 days following the date on which the SAR Holder engages in such Competitive Activity (but not beyond the SAR Period) and (B) the SAR, to the extent then not exercisable, shall be immediately forfeited.”

5.                   All other provisions of the Employment Agreement and the Award Agreements shall remain in full force and effect.  This amendment shall be governed by and construed in accordance with the laws of New York, without giving effect to principles of conflict of laws, and may be executed in two or more counterparts, each of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

ARCH CAPITAL GROUP LTD.

By:	/s/ Constantine Iordanou
Printed Name:	/s/ Constantine Iordanou
Title:	President & CEO

ARCH INSURANCE GROUP INC.

By:	/s/ Mark D. Lyons
Printed Name:	/s/ Mark D. Lyons
Title:	President & COO

/s/ Ralph E. Jones III
Ralph E. Jones III